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                                                                 Exhibit 10.141

              FINAL RECONCILEMENT OF AMOUNTS OWED UNDER MANAGEMENT
                                   AGREEMENT

     This Final Reconcilement of Amounts Owed Under Management Agreement dated as of July 22, 2002 (the "Reconcilement Agreement"), has been executed by and between Mace Security International, Inc., a Delaware corporation ("Owner"), and, Mark Sport, Inc., a Vermont corporation ("Operator"). RECITALS

     The parties to this Reconcilement Agreement are the current parties in interest to that certain Management Agreement dated February 1, 2000, as amended and extended (as so amended and extended, the "Management Agreement"). Owner and Operator are entering into this Reconcilement Agreement to evidence their agreement as to the net amount owed as of April 30, 2002, between the parties under the terms of the Management Agreement.

     Pursuant to a Further Amendment to Management Agreement dated February 21, 2002, forming a part of the Management Agreement, the Owner and Operator agreed that (i) the net amount of $126,847 was owed by Operator to Owner under the Management Agreement for the period through December 31, 2001, (ii) for purposes of calculating the Balance Statement Payment due upon termination of the Management Agreement, the Ending Balance Statement shall be compared to the December 31, 2001, balance statement of the Business instead of being compared to the January Balance Statement as provided in the original Management Agreement and (iii) the Depreciation and Expense Payment due under Paragraph 5.3 of the Management Agreement was to be calculated from January 1, 2002 through the end of Management Term, instead of from February 1, 2000 through the end of the Management Term.

     The parties by this Reconcilement Agreement wish to set forth their understanding and agreement concerning the amounts due under the Management Agreement through the end of the Management Term which occurred on April 30, 2002, and further wish to made an amendment to the Management Agreement, as set forth hereinbelow.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:

                                    ARTICLE I
                                    PAYMENTS

     1.1 All capitalized terms used but not defined in this Reconcilement Agreement shall have the meanings ascribed to them in the Management Agreement.

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     1.2 The parties acknowledge that Operator owes the Owner the amount of
$126,847 for the period through December 31, 2001, as set forth in the Further Amendment to Management Agreement dated as of February 21, 2002 ("December Payment"). Owner acknowledges that the December Payment will be satisfied when Kmart Corporation pays a receivable in the amount of $126,847 which it owes. The Kmart receivable for $126,847 was generated from the consignment sale of products produced by the Business during the Management Term. Operator acknowledges that all receivables generated by the Business during the Management Term which belong to and are owned by the Owner.

     1.3 Owner and Operator have agreed that a payment of One Hundred Thousand ($100,000) Dollars is due from Operator to Owner under the Management Agreement for the period January 1, 2002 through the end of the Management Term on April 30, 2002. Operator shall pay Owner One Hundred Thousand ($100,000) on or before July 31, 2002. The agreed upon payment of One Hundred Thousand ($100,000) Dollars is a compromised amount, as Owner believes that Operator owes a payment of One Hundred Thirty Eight Thousand Nine Hundred and Forty Four ($138,944) Dollars and Operator believes that it owes Owner less then One Hundred Thousand ($100,000) Dollars. The payment of One Hundred Thousand ($100,000) shall be applied on Owner's books of record as follows: (i) Eighty Thousand ($80,000) Dollars in payment of the Twenty Thousand ($20,000) Dollar Monthly Payment for the period beginning January 1, 2002 and ending April 30, 2002, and (ii) Twenty Thousand ($20,000) Dollars to pay the receivable on Owner's books which Operator owes due to the cash operating losses of the Business for the period beginning January 1, 2002 and ending April 30, 2002. The Thirty Eight Thousand Nine Hundred and Forty Four ($38,944) Dollar balance of the amount that Owner believes is owed by Operator shall be written off by Owner on its books of account as follows: (i) Nineteen Thousand Six Hundred Twenty Six Dollars and Forty Five Cents ($19,626.45) against the Depreciation and Expense Payment booked by owner under the Management Agreement for the period beginning January 1, 2002 and ending April 30, 2002, and (ii) Nineteen Thousand Three Hundred Seventeen Dollars and Fifty Five Cents ($19,317.55) against the receivable on Owner's books which Operator owes due to the cash operating losses of the Business for the period beginning January 1, 2002 and ending April 30, 2002.

     1.4 The parties hereto agree that, notwithstanding any previous dispute as to amounts owed between the parties, upon the payment of One Hundred Thousand ($100,000) Dollars by Operator to Owner as set forth in paragraph 1.3 above, Operator and Owner do not owe each other any further monies, for any and all payments, reimbursements and costs provided for in the Management Agreement, whether by way of Monthly Payment, Operator Fee, Balance Statement Payment, Operating Revenue, Operating Cost, Capital Cost, Depreciation Expense Payment, or otherwise through the end of the Management Term of April 30, 2002.

                                   ARTICLE II
                                   AMENDMENTS

     2.1 Paragraph 13.3 of the Management Agreement provides that Owner shall pay Operator a commission upon the sale of the Business, all as set forth in Paragraph 13.3. The parties hereby agree that the amount to be paid to Operator by Owner under Paragraph 13.3 shall


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not exceed One Hundred Thousand ($100,000) Dollars notwithstanding the provisions of Paragraph 13.3. The parties hereby further agree that the provisions of Paragraph 13.3 shall be null and void and not amounts shall be due to Operator under Paragraph 13.3, if the sell of the Business occurs on or after July 22, 2007.

     2.2 Paragraph 13.1 of the Management Agreement which sets forth the conditions under which Operator shall have a right of offer over the Business shall expire and be of not further effect on and after July 22, 2007.

                                   ARTICLE III
                                  Miscellaneous

     3.1 All references in the Management Agreement to "this Agreement" or like terms shall mean and be a reference to the Management Agreement as amended by this Reconcilement Agreement and all references to "the Management Agreement" or a like term in any agreement executed in connection with the Management Agreement shall mean and be a reference to the Management Agreement as amended by this Reconcilement Agreement.

     3.2 The parties further acknowledge that the Management Agreement is to be strictly enforced and that there are no oral or other understandings concerning the Management Agreement which are not contained in the four corners of the Management Agreement.

     IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

                                  OWNER:
                                  Mace Security International, Inc.

                                  By: /s/ Robert M. Kramer
                                     Robert M. Kramer, Executive Vice President

                                  OPERATOR:
                                  Mark Sport, Inc.

                                  By: /s/ Jon E. Goodrich
                                     Jon E. Goodrich, President

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